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                                                                   EXHIBIT 10.11

[AMICUS THERAPEUTICS LOGO]

December 19,2005

Dr. David Lockhart
510 Torrey Point Road
Del Mar, CA 92014

Dear Dave:

      On behalf of Amicus Therapeutics, Inc. (the "Company"), I am pleased to confirm out offer to you for the position of Chief Scientific Officer reporting to me. We look forward to you starting on January 2, 2006.

      Prior to the commencement of your employment you will be required to execute the Company's Confidentiality, Disclosure and Non-Competition Agreement. A copy of this agreement is attached.

      In consideration for all your services to be rendered to the Company your annual base salary will be $280,000, to be paid biweekly in accordance with the Company's payroll practices. Upon the completion of mutually agreed upon individual goals and objectives as well as the achievement of specific Company goals, you will be eligible to receive a year and bonus target of 25% of your base salary, minus customary deductions. Once you agree to join Amicus, payable with your first paycheck, you will receive a sign on bonus of $20,000 minus customary deductions.

      Upon approval by the Board of Directors, you will receive an incentive stock option to purchase 750,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock") pursuant to a stock option agreement in form and substance acceptable to the Company. The options will become exercisable over a four-year period as follows 25% on the first anniversary of the date of grant, and the remaining 75% in equal monthly increments thereafter. The exercise price of the options will be the fair market value of the Company's common stock on the date of grant. Shares issuable upon exercise of each option will be subject to certain transfer restrictions including the right of first refusal. Additionally, exercise of the options will be governed in accordance with the provisions of the Company's stock option plan.

      You will be eligible to participate in the Company's health benefits program and are eligible to participate in the Company's 401 (k) as well as any other employee benefit plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available. You will be eligible for paid Company holidays as outlined in our Holiday Policy and you will be eligible for twenty (20) days paid vacation, three weeks during the year and one between Christmas and New Years. Vacation acorues on a monthly basis. Because the Company expects to

6 Cadar Brook Drive Cranbury, NJ. 08512 T; ###-##-####   F: 609-662-2001
                                                      www.amicustherapeutics.com
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Dr. David Lockhart
December 19, 2005
Page #2 of 3

regularly review its benefit programs to keep them up to date and competitive, these programs are subject to periodic adjustments so that certain features may be added, modified or deleted over time.

      Given that you currently reside over 50 miles from our location in Cranbury NJ, you will be eligible to be reimbursed for reasonable relocation/temporary housing expenses for an apartment, the cost of which needs to be approved in advance by Nicole Schaeffer, Vice President Human Resources & Leadership Development, and $500 per month for an automobile.

      If you are terminated without Cause, you will be eligible for a continuation of six (6) months salary, an additional six (6) months of option vesting, plus payment of a bonus payment equal to the bonus earned in the preceding year. "Cause" means for any of the following reasons: (i) willful or deliberate misconduct by you that materially damages the company; (ii) misappropriation of company assets; (ii) conviction of or a plea of guilty or "no contest" to, a felony; or (iv) any willful disobedience of the lawful and unambiguous instructions of the CEO of the company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances.

      If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within six months of such Change in Control Event, then (i) you will be entitled to receive a continuation of twelve (12) months salary, plus payment of a bonus payment equal to the bonus earned in the preceding year and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

      "Change in Control Event" means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the company; (ii) a merger or consolidation with another entity where the voting securities of the company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the company or the surviving entity outstanding immediately after the transaction, or (iii) the sales or disposition of all or substantially all of the company's assets. "Good Reason" means (i) a change in your position with the company or its successor that materially reduces your title, duties or level of responsibility; or (ii) the relocation of the company or its successor greater than 50 miles away from the then current location of the company's principal offices.

      Your right to receive accelerated vesting and severance payments pursuant to the preceding three paragraphs shall be subject to the condition that you execute a full release and waiver of all claims against the company and related parties, in a form acceptable to the company.

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Dr. David Lockhart
December 19, 2005
Page #3 of 3

      There is a two (2) year term on this agreement that will automatically renew unless either party provides a thirty (30) day notice of termination.

      In accordance with the Immigration and Naturalization Control Act, all new employees must provide documentation that they have the legal right to work in the United States. A copy of Form I-9 and a list of the acceptable documents confirming your right to work in the United States are also attached for your convenience.

      To indicate your acceptance of our offer, please sign one copy of this letter in the indicated below and return it to the attention of Nicole Schaeffer, Vice President, Human Resources & Leadership Development on or before January 2, 2006. Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Amicus Therapeutics, Inc., and constitutes agreement to conform to Amicus Therapeutics, Inc. rules and procedures. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you.

      The formality of this letter not withstanding, I extend my personal best wishes and sincere pleasure that you are joining our team. I look forward to working with you.

Sincerely,

/s/ John F. Crowley
John F. Crowley
Chairman & CEO

I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied, have been made to me either verbally or in writing.

By: /s/ David Lockhart                         Date: 01/02/06
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David Lockhart